Exhibit 99.1

	2005	2004	2003 2002		2001
	(In thousands, except per share and center data)
OPERATING DATA
Total revenues	$ 198,761	$ 190,483	$ 113,727	$ 101,999	$ 96,504
Operating income	74,011	69,201	39,920	34,994	32,951
Income from continuing operations	6,572	6,525	10,459	5,578	2,300
Net income	5,089	7,046	12,849	11,007	7,112

SHARE DATA
Basic:
Income from continuing operations	$ .08	$ .24	$ .48	$ .23	$ .03
Net income	$ .16	$ .26	$ .60	$ .55	$ .34
Weighted average common shares	28,380	27,044	20,103	16,645	15,851
Diluted:
Income from continuing operations	$ .08	$ .24	$ .47	$ .22	$ .03
Net income	$ .16	$ .26	$ .59	$ .54	$ .34
Weighted average common shares	28,646	27,261	20,566	17,029	15,895
Common dividends paid	$ 1.28	$ 1.25	$ 1.23	$1.22	$ 1.22

BALANCE SHEET DATA
Real estate assets, before depreciation	$1,152,866	$ 1,077,393	$1,078,553	$622,399	$ 599,266
Total assets	1,000,605	936,378	987,437	477,675	476,272
Debt	663,607	488,007	540,319	345,005	358,195
Shareholders’ equity	250,214	161,133	167,418	90,635	76,371

OTHER DATA
Cash flows provided by (used in):
Operating activities	$ 83,902	$ 84,816	$ 46,561	$ 39,687	$ 44,626
Investing activities	$ (336,563	) $ 2,607	$ (327,068	) $ (26,883	) $ (23,269)
Financing activities	$ 251,488	$ (93,156	) $ 289,271	$ (12,247	) $ (21,476)

Gross Leasable Area Open:
Wholly-owned	8,261	5,066	5,299	5,469	5,332
Partially-owned (consolidated)	---	3,271	3,273	---	---
Partially-owned (unconsolidated)	402	402	324	260	---
Managed	64	105	434	457	105

Number of centers:
Wholly-owned	31	23	26	28	29
Partially-owned (consolidated)	---	9	9	---	---
Partially-owned (unconsolidated)	1	1	1	1	---
Managed	1	3	4	5	3

(1) In December 2003, COROC, a joint venture in which we initially had a one-third ownership interest and have consolidated for financial reporting purposes under the provisions of FIN 46R, purchased the 3.3 million square foot Charter Oak portfolio of outlet center properties for $491.0 million, including the assumption of $186.4 million of cross-collateralized debt which has a stated, fixed interest rate of 6.59% and matures in July 2008. We recorded the debt at its fair value of $198.3 million, with an effective interest rate of 4.97%. Accordingly, a debt premium of $11.9 million was recorded and is being amortized over the life of the debt. We funded the majority of our share of the equity required for the transaction through the issuance of 4.6 million common shares on December 10, 2003, generating approximately $88.0 million in net proceeds. The results of the Charter Oak portfolio have been included in the consolidated financial statements since December 2003.

In November 2005, we purchased for $286.0 million (including acquisition costs) the remaining two-thirds interest in this joint venture. The transaction was funded with a combination of common and preferred shares and senior unsecured notes.